EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Soligenix, Inc. on Form S-3 (No. 333-217738) and Form S-8 (Nos. 333-130801, 333-196941 and 333-208515) of our report dated March 26, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 26, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 26, 2019